Bowne & Co., Inc.
55 Water Street
New York, NY 10041
(212) 924-5500
Fax: (212) 658-5871

NEWS RELEASE

Investor Relations Contact:	Media Contact:
John J. Walker SVP & Chief Financial Officer 212-658-5804 212-658-5884 john.walker@bowne.com	Pamela Blum Director, Corporate Communications pamela.blum@bowne.com

FOR IMMEDIATE RELEASE

BOWNE & CO. AMENDS ITS CONVERTIBLE SUBORDINATED DEBENTURES

NEW YORK, August 19, 2008 — Bowne & Co., Inc. (NYSE: BNE) today announced it has amended the terms of its $75.0 million 5% Convertible Subordinated Debentures (the “Notes”) and the related Indenture, dated September 24, 2003, by and between the Company and the Bank of New York Mellon (the “Indenture”), by a First Supplemental Indenture.

This amendment provides the holders of the Notes with extended call protection by eliminating the Company’s ability to redeem the Notes until October 1, 2010, and also provides the holders with an additional opportunity to require the Company to repurchase the Notes for cash on October 1, 2010.

Additionally, the amendment increases the semi-annual cash interest payments at a rate of 0.5%, per annum, to 5.5%, per annum, for interest accruing for the period from October 1, 2008 through October 1, 2010.

The Company has sufficient capacity under its existing $150 million revolving credit facility to repurchase all of the Notes, but has decided to enhance the terms of the Notes to encourage holders not to exercise their October 1, 2008 repurchase rights.

About Bowne & Co., Inc.
Bowne & Co., Inc. (NYSE: BNE) provides shareholder and marketing communications services around the world. Dealmakers rely on Bowne to handle critical transactional communications with speed and accuracy. Compliance professionals turn to Bowne to prepare and file regulatory and shareholder communications online and in print. Marketers look to Bowne to create and distribute customized, one-to-one communications on demand. With 3,700 employees in 60 offices around the globe, Bowne has met the ever-changing demands of its clients for more than 230 years. For more information, please visit www.bowne.com

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